                                                                      EXHIBIT 11

            Philadelphia Consolidated Holding Corp. and Subsidiaries
                        Computation of Earnings Per Share
          (Dollars and Share Data in Thousands, Except Per Share Data)

                                                     As of and For the Years Ended December 31,
                                                     -------------------------------------------
                                                         2002            2001            2000
                                                     -----------      ----------      ----------
Weighted-Average Common Shares Outstanding                21,611          16,529          12,178

Weighted-Average Share Equivalents Outstanding               682             656           2,412
                                                     -----------      ----------      ----------

Weighted-Average Shares and Share Equivalents
Outstanding                                               22,293          17,185          14,590
                                                     ===========      ==========      ==========

Net Income                                           $    36,005      $   30,559      $   30,770
                                                     ===========      ==========      ==========

Basic Earnings Per Share                             $      1.67      $     1.85      $     2.53
                                                     ===========      ==========      ==========

Diluted Earnings Per Share                           $      1.62      $     1.78      $     2.11
                                                     ===========      ==========      ==========


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